EXHIBIT 4.4

                               ICICI Bank Limited


June 17, 2003

                          Early Retirement Option 2003


1    Short title
     This scheme shall be called "The ICICI Bank Early Retirement
     Option, 2003" (hereinafter referred to as "the Scheme").

2    Need for introduction of the Scheme
     The competitive landscape has been changing very rapidly particularly in the last couple of years. There has been a paradigm shift in the competitive environment necessitating a fresh look at the business strategies we adopt and implement. This leaves a significant impact on the way we do business, and on all other components of the organization - including its employees. A combative multi-pronged strategy to out-execute competition is the need of the hour. Additionally, capability and skill enhancement of employees requires a priority attention. Appropriate response from employees is crucial for achieving the organizational goals. Some of our employees find the current environment too pressurizing. Many of them, who have been with the organization for a long period of time have regularly expressed a desire to have an early exit option. The Scheme is being introduced in response to the competitive environment on the one hand and the desire of employees on the other.

3    Definitions
     In this Scheme, unless the context otherwise requires:

a)   "Bank" means ICICI Bank Limited.

b) "Employee" means a permanent employee on the rolls of the Bank as on July 1, 2003.

c) "Eligible Employee" means an Employee satisfying the eligibility criteria set forth in Clause 4 hereof.


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d)   "Years of Age", for the purpose of Clause 4 hereof dealing with
     Eligibility, means number of years completed by the Eligible Employee as on July 31, 2003, from the date of birth of the Eligible Employee as per the records of the Bank.

e) "Years of Service" means number of years of service completed by the Eligible Employee as on July 31, 2003, from the date of his joining the services of the Bank as per the records of the Bank.

f) "Remaining Months of Service" means number of months of service remaining of the Eligible Employee as on July 31, 2003 till the time of his normal retirement date.

g)   "Retirement Date" means July 31, 2003.

h) "Salary" means the Basic Salary and Dearness Allowance, if any, drawn by the Eligible Employee for the month of July 2003, but shall not include any other amount or allowances or benefit whatsoever. Notional increment due upto September 30, 2003 to the eligible employees will be considered while arriving at their ERO benefit.

1  Eligibility
     All permanent employees of the Bank who have completed at least 7 Years of Service and are 40 years of age as on July 31, 2003 will be considered eligible to opt for the benefits under the Scheme. For the purpose of this clause, the services rendered by the permanent employees in the organisations merged with the Bank will be considered as eligible service in terms of respective schemes of amalgamation.

2  Duration
     The Scheme will remain open from the commencement of office hours on July 01, 2003 till the close of office hours on July 31, 2003.

3  Acceptance of application under the Scheme and Retirement Date
     Applications received till the date of the closure of the Scheme shall be deemed to have been accepted on the date of the closure unless rejected on or before the closure date of the Scheme. The Eligible Employees whose applications have been accepted by the Bank shall stand retired from the services of the Bank with the close of office hours on July 31, 2003.


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7    Early Retirement Benefit
     Eligible Employees would, subject to the terms and conditions of the Scheme, be eligible to receive the benefits as set out in clauses 8A/8B, 8C and 8D hereof as may be applicable.

8A   One time Cash Benefit
     An Eligible Employee shall be entitled to the following benefit, subject to applicable tax deduction at source:

     (i) 3 months' salary for every completed year of service, or
    (ii) Salary for the Remaining Months of Service, whichever is less.

     (For the purpose of this clause, any fraction of the year of service of 6 months and above will be rounded off to the next higher unit, e.g. completed service of 10 years and 7 months as on July 31, 2003 will be considered as 11 years of completed service for computing benefits under the Scheme.)

     The above payment is subject to an overall limit of Rs. 20 lac (Rupees Twenty Lac) for employees in the grades of Joint General Manager and below, and Rs. 25 lac (Rupees Twenty Five Lac) for employees in the grades of General Manager and Senior General Manager.

8B   Pension Benefit

     Subject to applicable tax deduction at source, if the Eligible Employees so desire, provided there are adequate number of such Eligible Employees, the Bank may consider providing a pension benefit less applicable tax, if any, to Eligible Employees as an alternative to one time cash benefit mentioned in Clause 8A. The pension benefit will be payable monthly for life with a guarantee period of 20 years. The quantum of monthly pension will be determined as per the following formula:
     Cash Benefit as calculated in Clause 8A above x Factor R (based on age of the employee). Factor R is set-out in Annexure to this document.

     Eligible employees opting to receive benefit under the above clause (clause 8B) will also be entitled to opt to commute a part of pension not exceeding 331/3%. In the event of the eligible employee opting to commute a part of the pension, he will be paid the commuted value as computed by the Company's Actuary as a lumpsum and shall be entitled to a pension reduced by the percentage of pension so commuted. The commuted value payable will be free of income-tax.


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8C   Other Benefits

     An Eligible Employee shall also be entitled to the following benefits, subject to applicable tax deduction at source:

     (i)      Group Medical insurance cover of Rs.4,00,000 (Rupees Four
              Lac) per annum, will be extended to each Eligible Employee upto his normal date of retirement.
               The insurance cover will be available for the Eligible
              Employee, his spouse and dependant children upto the age of 24 years but shall not exceed a number of four including the eligible employee; total insurance cover being not over Rs.4,00,000 (Rupees Four Lac) per annum. After reaching his normal date of retirement, the insurance cover will be available for the eligible employees and his spouse only, total insurance cover being not over Rs.2,00,000/- ( Rupees Two Lac) per annum.

     (ii) Encashment of balance privilege leave (as per leave rules) and unclaimed Leave Travel Allowance, if any, standing to the credit of the Eligible Employee on the Retirement Date. Encashment of balance sick leave (as per leave rules), if any, standing to the credit of the eligible employee, upto a maximum limit of 180 days.

     (iii)    Amounts payable on Retirement Date under the Bank's
              Provident, Gratuity, Superannuation Funds, and Pension / Family Pension Scheme, if any, as per the Rules of the respective Funds/Schemes of the Bank or Statutory Provident Fund Authority as the case may be.

8D    Pension Benefit
      The Eligible Employees who have opted for pension benefit as per the erstwhile Bank of Madura Employees' Pension Regulations, 1995, will be eligible for the same as per the terms and conditions of the said Regulations. However, the eligible employees who have opted for Pension under the sad Pension Regulations and have completed / will be completing 20 years of service on the Retirement Date will be entitled for pension from the Retirement Date, subject to sanction/approval of the necessary amendment to
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                                       5

     the said Pension Regulations from the Competent Authority under the Income-Tax Act.

9  Other terms and conditions
     Payment of Early Retirement Benefits under the scheme shall be made subject to:
       a) deduction of tax at source as may be applicable;
       b) deduction of other statutory dues as may be applicable;
       c) deduction of outstanding dues of the Eligible Employee to the Bank;
       d) return/surrender to the Bank on or before July 31, 2003, of all
          Bank's assets and properties including the Bank quarters, if any, in the possession/occupation of the Eligible Employee; and
       e) refund of security deposit paid by the Bank for the leased accommodation provided to the Eligible Employee, as the case may
          be.
          Similarly, Retirement benefits such as Provident Fund,
          Gratuity and commuted pension under the Superannuation Scheme where applicable, Leave Encashment and unclaimed Leave Travel Allowance, if any, would be paid to the Eligible Employee upon his handing over vacant possession of the Bank quarters or refund of security deposit for the leased accommodation as may be applicable.
      (f) repayment in full of all the loans availed by the Eligible
          Employee. The Bank may, in its sole and absolute discretion, permit any or all the loans outstanding or any part thereof to continue subject to applicable tax deductions and inter alia, on the conditions that :-
              i) any or all the loans outstanding or any part thereof so allowed to be continued shall carry the presently
                 applicable interest rate or the applicable weighted
                 average interest rate, as the case may be; and
              ii) the repayment of any or all the loans outstanding or
                 any part thereof together with interest at the rate
                 mentioned in the clause (i) above, on such other
                 suitable terms and conditions stipulated by the Bank,
                 may be continued until the normal date of retirement of
                 the Eligible Employee or the date on which he was
                 scheduled to have repaid the entire loan or on any
                 other earlier date specified
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                 by the Bank, subject to the Eligible Employee furnishing
                 additional security, as may be stipulated by the Bank.

10 The Bank reserves the right to accept or reject any application received under the Scheme without assigning any reason whatsoever. The Bank's decision in this matter shall be final and binding on all concerned.

11 The acceptance or rejection of the application under the Scheme shall not be liable to be questioned or challenged by any employee or his heirs/executors/administrators/nominees, as the case may be, in any proceedings under any Industrial, Civil or any other law.

12 In case of any ambiguity, doubt, dispute or difficulty regarding the interpretation, calculation of benefits or the implementation of the Scheme, the decision of the Bank shall be final and binding on all concerned.

13 It is expressly made clear that the Eligible Employee will not be entitled to any other benefits whatsoever except those that are specifically mentioned herein.

14 All references in the Scheme to the masculine gender include feminine gender and vice versa.

15 This Scheme is a one time special offer and shall not be construed or treated as having become a condition of service of employees nor shall this Scheme be treated or relied on as a precedent or a custom or a usage or a practice at any time in future.

16 Procedure
   An Eligible Employee, who is desirous of opting for the Scheme, is required to make an application in the prescribed form (Annexure I) attached herewith. The forms are also available with the concerned Zonal Office, Regional Office, Branch Office and Head of Department or HR Department. The application should be completed in all respects and signed and submitted to the respective Branch Manager, Regional Head, Zonal Head, Department Head or General Manager, HR Department on or before closure of office hours of July 31, 2003.
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   Full and final payment under the Scheme will be made on or before
   August 8, 2003. However, if an Eligible Employee requests for a part payment, 10% of the one time cash benefit under the scheme will be paid on the next working day after the closure of the Scheme.

17 The Bank will have the right to administer various benefits under the Scheme through any outside agencies that may be appointed by the Bank for this purpose.


                                    ********


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                                                                     Annexure I

                         Name                :_________________________________
                         Emp.No.             :_________________________________
                         Grade               :_________________________________
                         Department/         :_________________________________
                         Branch
                         Date                :_________________________________

The Branch Manager/Regional Head/Zonal Head/Dept. Head/General Manager ICICI Bank Limited
-----------------


Dear Sir:

                    ICICI Bank Early Retirement Option 2003



1. I refer to the ICICI Bank Early Retirement Option 2003 and being desirous of opting for the same hereby apply to voluntarily retire from the services of the Bank on the terms and conditions specified under "The ICICI Bank Early Retirement Option 2003" ("the Scheme") announced by the Bank.


2. I note and agree that acceptance or rejection of my application for early retirement under the scheme is at the absolute discretion of the Bank.

3. In the event of the Bank accepting my application under the Scheme, I would like to avail of benefit as indicated below:


     a)  Receive One time cash benefit in terms of Clause 8A of the Scheme.

                                OR

     b) Receive monthly benefit in terms of Clause 8B of the Scheme for the specified period as may be permitted through the annuity scheme of the Insurance Company, the Bank may select. I understand that if there are no adequate number of employees opting for monthly benefit under the annuity, no such benefit will be made available. In that case, I shall be deemed to have opted to receive one time cash benefit under
         (a) above.

     (Please put a tick against your option; and strike off the other options under your signature).

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                                     : 2 :

1. I agree and confirm that upon acceptance of this application under the Scheme, I will have no further claims and /or rights on the Bank except for the benefits under and subject to terms and condition of the Scheme.

2. I understand that full and final payment of benefit under the Scheme will be made on August 08, 2003. In the meanwhile, I request you to pay me 10% of one time cash payment as mentioned in Clause 8A of the Scheme, on the next working day after the closure of the Scheme as applicable to me subject to tax deduction as mentioned in the Scheme by crediting the same to my salary S/B A/C No.__________________________. I also understand that on payment of this amount to me, my monthly benefit amount, if applicable, will be appropriately adjusted.


     Yours faithfully,


     (Signature)



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                                Acknowledgement


Received application under "The ICICI Bank Early Retirement Option 2003" from Mr/Ms. ________________________________________ Emp.No:- __________ of
__________________________ Branch / Department/Office.



Name            :-

Designation     :-

Signature       :-

Date of Receipt :-



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                                    Annexure

                                ICICI Bank Ltd.

                Age last birthday                       Factor R

                        40                             0.0058083
                        41                             0.0058583
                        42                             0.0059083
                        43                             0.0059583
                        44                             0.0060083
                        45                             0.0060667
                        46                             0.0061250
                        47                             0.0061750
                        48                             0.0062333
                        49                             0.0063000
                        50                             0.0063583
                        51                             0.0064167
                        52                             0.0064833
                        53                             0.0065500
                        54                             0.0066167
                        55                             0.0066833
                        56                             0.0067500
                        57                             0.0068083
                        58                             0.0068750
                        59                             0.0069417
                        60                             0.0070083